Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2024 Financial Results

Addison, Texas – July 15, 2024 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended June 30, 2024. The Company's net income available to common shareholders was $7.4 million, or $0.65 per basic share, for the quarter ended June 30, 2024, compared to $6.7 million, or $0.58 per basic share, for the quarter ended March 31, 2024 and $9.6 million, or $0.82 per basic share, for the quarter ended June 30, 2023. Return on average assets and average equity for the second quarter of 2024 were 0.95% and 9.91%, respectively, compared to 0.85% and 8.93%, respectively, for the first quarter of 2024 and 1.17% and 12.87%, respectively, for the second quarter of 2023. The increase in earnings during the second quarter of 2024 compared to the first quarter of 2024 was primarily due to the $1.2 million reversal of the provision for credit losses during the second quarter. The decrease in earnings in the second quarter of 2024 compared to the second quarter of 2023 was primarily due to a decrease in noninterest income in the current quarter compared to the prior year quarter.

"Second quarter 2024 results were good and consistent with our expectations. Net interest margin continued to improve from 3.16% in the first quarter to 3.26% in the second quarter. Deposit balances have remained stable as we've strategically shrunk the balance sheet and repaid an additional $30.0 million in FHLB advances during the quarter, as well as purchased some higher-yielding investment securities. Credit quality overall remains manageable with low past-due and charge-off percentages. That, along with lower loan balances, resulted in a $1.2 million reverse provision for credit losses during the quarter. However, we are closely monitoring and working with a handful of one-off borrowers that are experiencing financial difficulties and have adjusted their risk ratings and loss reserve amounts accordingly. We believe our balance sheet is strong and positioned to go on the offensive as the economy improves and the Bank continues to provide consistent earnings results for our shareholders," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Growing Earnings and Improving NIM. Net interest margin, on a fully taxable equivalent basis, continued to improve in the second quarter, increasing to 3.26%, compared to 3.16% in the first quarter and 3.19% in the prior year quarter. Earnings also improved compared to the prior quarter, due to the improved net interest margin, reverse credit loss provisions, and lower employee and compensation expenses. The net interest improvements resulted primarily from a slow-down in deposit cost increases, while earning assets have continued to reprice upward.
•
Good Asset Quality. We have experienced some risk rating downgrades as we work with certain borrowers that are experiencing cash flow and other challenges. However, we believe overall credit quality remains strong and the expected losses on deteriorating credits are low primarily due to the Bank's equity position and/or strong guarantor support. Nonperforming assets as a percentage of total assets were 0.71% at June 30, 2024, compared to 0.68% at March 31, 2024 and 0.11% at June 30, 2023. Net charge-offs (annualized) to average loans were 0.01% for the quarter ended June 30, 2024, compared to 0.02% for the quarter ended March 31, 2024, and 0.03% for the quarter ended June 30, 2023.

There was a reverse provision to the allowance for credit losses of $1.2 million during the second quarter, in addition to the $250,000 reverse provision in the first quarter. Changes to historical and qualitative factors have been minimal during the first half of 2024, therefore the decrease in the allowance for credit losses is due primarily to the decreases in outstanding loan balances of $107.6 million, or 4.6%, since January 1, 2024, which were partially offset by an increase in special mention and substandard loans during the same period as we continue to work with some stressed borrowers.

Nonperforming assets consist of both nonaccrual loans and other real estate owned (ORE). Nonaccrual loans represent 0.28% of total outstanding loan balances as of June 30, 2024 and consist primarily of smaller dollar consumer and small business loans. In the first quarter, we foreclosed on a multi-purpose commercial real estate loan in a vibrant location in the South Austin area and recorded other real estate owned of $14.9 million. As the property was prepared for sale and marketing in the second quarter, management applied a more conservative capitalization rate to estimate current value and applied a $900,000 valuation allowance during the quarter, which is included in other noninterest income on the income statement and explains the quarter-over-quarter decrease in that balance. During the second quarter, we also foreclosed on a single-family residential property with a fair value of $1.2 million. At this time, we do not expect additional valuation allowances or losses on the ORE.

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. As of June 30, 2024, our CRE loans and real estate C&D loans represent 40.6% and 10.4% of the total loan portfolio, respectively, and office-related loans represent 5.5% of the total loan portfolio with an average balance of $551,000.

•
Granular and Consistent Core Deposit Base. As of June 30, 2024, we have 89,370 total deposit accounts with an average account balance of $29,385. We have a historically reliable core deposit base, with strong and trusted banking relationships.

Total deposits decreased slightly by $1.7 million during the second quarter. DDA balances decreased $11.1 million, savings and MMDA balances decreased $21.9 million while time deposits increased $31.3 million. Excluding public funds and Bank-owned accounts, our uninsured deposits as of June 30, 2024 were 25.7% of total deposits.

Interest rates paid on deposits during the quarter stabilized with minimal increases. Despite the decrease in DDA during the quarter, noninterest-bearing deposits still represent 31.2% of total deposits. Our cost of interest-bearing deposits increased seven basis points during the quarter from 3.25% in the prior quarter to 3.32%. This increase was primarily due to renewals of maturing certificates of deposit into new CDs paying higher rates and the shift from noninterest-bearing balances to interest-bearing. Our cost of total deposits for the second quarter of 2024 increased five basis points from 2.23% in the prior quarter to 2.28%†.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. During the second quarter of 2024, we repurchased 138,427 shares of our common stock, or 1.21% of our average shares outstanding during the period, at an average price of $29.56 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 13.6% as of June 30, 2024, compared to 12.9% as of June 30, 2023. Our total available contingent liquidity, net of current outstanding borrowings, was $1.3 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of June 30, 2024 was 9.9%. If we had to recognize our entire net unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 9.1%†, which we believe represents a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the second quarter of 2024 and 2023 was $23.9 million and $24.7 million, respectively, a decrease of $823,000, or 3.3%. The decrease in net interest income resulted from an increase in interest expense of $2.8 million, or 20.0%, compared to the prior year quarter, which was partially offset by an increase in interest income of $2.0 million, or 5.1%, from the same quarter in the prior year. The increases in both interest income and expense resulted primarily from higher rates during the period. Interest expense was also somewhat impacted by a shift from noninterest-bearing to interest-bearing deposit accounts, which resulted in increased expense in the second quarter of 2024 compared to the prior year quarter. Our noninterest-bearing deposits to total deposits were 31.2% and 35.2% as of June 30, 2024 and 2023, respectively.

Net interest margin, on a fully taxable equivalent basis, for the second quarter of 2024 and 2023 was 3.26% and 3.19%, respectively. Net interest margin, on a fully taxable equivalent basis, increased seven basis points primarily due to increases in interest earned on loans and available for sale securities during the period. The cost of interest-bearing liabilities increased 61 basis points from the prior year quarter, while interest-earning asset yields increased 57 basis points. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 2.41% to 3.32%, a change of 91 basis points, in the second quarter of 2024 compared to the same period in 2023. The increases in cost were partially offset by increases in yield on the loan portfolio from 5.70% to 6.29%, or 59 basis points, as well as 97 and 14 basis point increases in yield on AFS and HTM securities, respectively. Although the cost of interest-bearing liabilities have repriced more quickly during this period, the weighted average yield on $73.5 million in new loans originated in the second quarter was 8.26%.

Net interest income, before the provision for credit losses, increased $293,000, or 1.2%, from $23.6 million in the first quarter of 2024 to $23.9 million in the second quarter of 2024. The increase in net interest income resulted primarily from an decrease in interest expense of $332,000, or 1.9%, compared to a decrease in interest income of only $39,000, or 0.1%.

Net interest margin, on a fully taxable equivalent basis, increased from 3.16% for the first quarter of 2024 to 3.26% for the second quarter of 2024, an increase of 10 basis points. The increase in net interest margin, on a fully taxable equivalent basis, was primarily due to an increase in loan yields from 6.21% for the first quarter of 2024 to 6.29% for the second quarter of 2024, a change of eight basis points, and a decrease in total interest-earning assets during the second quarter of 2024. This increase was partially offset by an increase in the cost of interest-bearing deposits from 3.25% in the first quarter of 2024 to 3.32% in the second quarter of 2024, a change of seven basis points.

We recorded a reverse provision for credit losses of $1.2 million and $250,000 during the second and first quarters of 2024, respectively. Our gross loan balances decreased by $50.3 million during the second quarter and by $107.6 million during the first half of 2024, while overall credit quality trends and economic forecast assumptions remained relatively stable. As of June 30, 2024 and December 31, 2023, our allowance for credit losses as a percentage of total loans was 1.32% and 1.33%, respectively.

Noninterest income decreased $3.3 million, or 41.6%, in the second quarter of 2024 to $4.6 million, compared to $7.9 million for the second quarter of 2023. The decrease from the same quarter in 2023 was primarily due to a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million in the prior year quarter and a $900,000 ORE valuation allowance during the second quarter of 2024 (described further in the Quarterly Highlights above).

Noninterest expense increased $131,000, or 0.6%, in the second quarter of 2024 to $20.6 million, compared to $20.5 million for the second quarter of 2023. The increase in noninterest expense in the second quarter of 2024 was driven primarily by an increase in other noninterest expense of $393,000, or 32.5%, due to $222,000 in ORE expenses during the current quarter, as well as a $123,000 increase in losses sustained due to fraudulent check activity during the current quarter. Additionally, the Bank saw an increase in software and technology expense of $122,000, or 8.0%. These were partially offset by a $216,000, or 1.8%, decrease in employee compensation and benefits and a $144,000, or 14.6%, decrease in legal and professional fees compared to the second quarter of 2023.

Noninterest income in the second quarter of 2024 decreased by $659,000, or 12.5%, from $5.3 million in the first quarter of 2024. The decrease was primarily due to a decrease in other noninterest income of $1.1 million, or 94.3%, primarily the result of a $900,000 ORE valuation allowance during the second quarter of 2024. Additionally, there was $499,000 in prior write-down recoveries on receivables related to SBA loans during the first quarter of 2024 that were not present in the second quarter of 2024.

Noninterest expense decreased $90,000, or 0.4%, in the second quarter of 2024, from $20.7 million for the quarter ended March 31, 2024. The decrease resulted primarily from a $714,000, or 5.7%, decrease in employee compensation and benefits. There was a $287,000 higher expense in the first quarter related to our executive compensation program, which is primarily funded by the Company during the first quarter of each year. Payroll tax-related expense decreased by $192,000 from the first quarter to the second quarter due to bonus-related taxes paid during the first quarter. Bonus expense was decreased in the second quarter compared to the first quarter by $125,000 as production-related incentives are expected to be lower than originally accrued for. These decreases were partially offset by a $177,000, or 6.4%, increase in occupancy expenses, a $176,000, or 28.9%, increase in ATM and debit card expense and a $164,000, or 11.4%, increase in other noninterest expense during the second quarter of 2024 compared to the first quarter of 2024.

The Company’s efficiency ratio in the second quarter of 2024 was 72.34%, compared to 62.84% in the prior year quarter and 71.74% in the first quarter of 2024.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.08 billion at June 30, 2024, compared to $3.13 billion at March 31, 2024 and $3.21 billion at June 30, 2023.

Gross loans decreased by $50.3 million, or 2.2%, during the quarter resulting in a gross loan balance of $2.21 billion at June 30, 2024, compared to $2.27 billion at March 31, 2024. Our decline in loans resulted primarily from tighter underwriting due to the current economic environment and from lower demand from potential borrowers.

Gross loans decreased $118.9 million, or 5.1%, from $2.33 billion at June 30, 2023. The decrease in gross loans during the second quarter of 2024 compared to the second quarter of 2023 resulted from tightened credit underwriting standards and loan terms, along with fewer borrower requests in response to higher interest rates and project costs.

Total deposits decreased by $1.7 million, or 0.1%, to $2.63 billion at June 30, 2024, compared to $2.63 billion at March 31, 2024, and increased $23.3 million, or 0.9%, from $2.60 billion at June 30, 2023. The decrease in deposits during the second quarter of 2024 compared to the first quarter of 2024 was the result of a decrease in noninterest-bearing deposits of $8.4 million, offset by an increase in interest-bearing deposits of $6.7 million. The increase in deposits during the current quarter compared to the prior year quarter resulted primarily from an increase in interest-bearing deposits of $118.4 million, partially offset by a decrease in noninterest-bearing deposits of $95.0 million.

Nonperforming assets as a percentage of total loans were 0.98% at June 30, 2024, compared to 0.94% at March 31, 2024 and 0.15% at June 30, 2023. Nonperforming assets as a percentage of total assets were 0.71% at June 30, 2024, compared to 0.68% at March 31, 2024, and 0.11% at June 30, 2023. The Bank's nonperforming assets consist primarily of other real estate owned and nonaccrual loans. The increase in nonperforming assets compared to the prior year quarter was primarily due to the increase in other real estate owned, which is described in the Quarterly Highlights above.

Total equity was $308.6 million at June 30, 2024, compared to $305.9 million at March 31, 2024 and $297.4 million at June 30, 2023. The increase in total equity compared to the prior quarter and prior year quarter resulted primarily from net income of $7.4 million during the second quarter and a positive shift in our net unrealized losses on securities compared to the prior periods. These increases were somewhat offset by the payment of dividends of $2.7 million during the second quarter of 2024, and a higher volume of stock share repurchases of $4.1 million during the second quarter of 2024 compared to prior quarters.

	As of
	2024		2023
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$45,016	$43,872	$47,744	$47,922	$47,663
Federal funds sold	40,475	24,300	36,575	73,275	44,950
Interest-bearing deposits	4,721	4,921	5,205	8,980	4,738
Total cash and cash equivalents	90,212	73,093	89,524	130,177	97,351
Securities available for sale	242,662	228,787	196,195	178,644	166,596
Securities held to maturity	347,992	363,963	404,208	408,308	437,292
Loans held for sale	871	874	976	2,506	795
Loans, net	2,185,247	2,234,012	2,290,881	2,286,163	2,300,882
Accrued interest receivable	12,397	11,747	13,143	11,307	11,110
Premises and equipment, net	57,475	56,921	57,018	56,712	56,151
Other real estate owned	15,184	14,900	—	—	—
Cash surrender value of life insurance	42,369	42,119	42,348	42,096	41,830
Core deposit intangible, net	1,206	1,312	1,418	1,524	1,633
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	53,842	67,550	56,920	80,816	60,396
Total assets	$3,081,617	$3,127,438	$3,184,791	$3,230,413	$3,206,196
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$820,430	$828,861	$852,957	$903,391	$915,462
Interest-bearing	1,805,732	1,798,983	1,780,289	1,754,902	1,687,355
Total deposits	2,626,162	2,627,844	2,633,246	2,658,293	2,602,817
Securities sold under agreements to repurchase	25,173	39,058	25,172	19,366	20,532
Accrued interest and other liabilities	32,860	33,807	32,242	31,218	30,701
Line of credit	—	—	4,500	2,000	12,000
Federal Home Loan Bank advances	45,000	75,000	140,000	175,000	195,000
Subordinated debentures	43,852	45,819	45,785	47,752	47,719
Total liabilities	2,773,047	2,821,528	2,880,945	2,933,629	2,908,769

Equity attributable to Guaranty Bancshares, Inc.	308,043	305,371	303,300	296,226	296,862
Noncontrolling interest	527	539	546	558	565
Total equity	308,570	305,910	303,846	296,784	297,427
Total liabilities and equity	$3,081,617	$3,127,438	$3,184,791	$3,230,413	$3,206,196

	Quarter Ended
	2024		2023
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$40,713	$40,752	$40,796	$39,818	$38,734
Interest expense	16,833	17,165	16,983	16,516	14,031
Net interest income	23,880	23,587	23,813	23,302	24,703
Reversal of provision for credit losses	(1,200)	(250)	—	—	—
Net interest income after provision for credit losses	25,080	23,837	23,813	23,302	24,703
Noninterest income	4,599	5,258	4,796	4,939	7,873
Noninterest expense	20,602	20,692	21,402	20,514	20,471
Income before income taxes	9,077	8,403	7,207	7,727	12,105
Income tax provision	1,654	1,722	1,341	1,437	2,529
Net earnings	$7,423	$6,681	$5,866	$6,290	$9,576
Net loss attributable to noncontrolling interest	12	7	12	7	5
Net earnings attributable to Guaranty Bancshares, Inc.	$7,435	$6,688	$5,878	$6,297	$9,581

PER COMMON SHARE DATA
Earnings per common share, basic	$0.65	$0.58	$0.51	$0.54	$0.82
Earnings per common share, diluted	0.65	0.58	0.51	0.54	0.81
Cash dividends per common share	0.24	0.24	0.23	0.23	0.23
Book value per common share - end of quarter	26.98	26.47	26.28	25.64	25.58
Tangible book value per common share - end of quarter(1)	24.06	23.57	23.37	22.72	22.67
Common shares outstanding - end of quarter(2)	11,417,270	11,534,960	11,540,644	11,554,094	11,603,167
Weighted-average common shares outstanding, basic	11,483,091	11,539,167	11,536,878	11,568,897	11,735,475
Weighted-average common shares outstanding, diluted	11,525,504	11,598,239	11,589,165	11,619,342	11,756,512

PERFORMANCE RATIOS
Return on average assets (annualized)	0.95%	0.85%	0.73%	0.78%	1.17%
Return on average equity (annualized)	9.91	8.93	7.93	8.43	12.87
Net interest margin, fully taxable equivalent (annualized)(3)	3.26	3.16	3.11	3.02	3.19
Efficiency ratio(4)	72.34	71.74	74.81	72.64	62.84

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2024		2023
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$264,058	$269,560	$287,565	$292,410	$295,864
Real estate:
Construction and development	231,053	273,300	296,639	317,484	345,127
Commercial real estate	899,120	906,684	923,195	901,321	891,883
Farmland	180,126	180,502	186,295	188,614	187,105
1-4 family residential	526,650	523,573	514,603	504,002	496,340
Multi-family residential	47,507	44,569	44,292	42,720	44,385
Consumer	53,642	54,375	57,059	58,294	59,498
Agricultural	12,506	12,418	12,685	13,076	13,447
Overdrafts	335	276	243	328	252
Total loans(1)(2)	$2,214,997	$2,265,257	$2,322,576	$2,318,249	$2,333,901

	Quarter Ended
	2024		2023
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$30,560	$30,920	$31,140	$31,759	$31,953
Loans charged-off	(115)	(310)	(242)	(644)	(224)
Recoveries	37	200	22	25	30
Reversal of provision for credit loss expense	(1,200)	(250)	—	—	—
Balance at end of period	$29,282	$30,560	$30,920	$31,140	$31,759

Allowance for credit losses / period-end loans	1.32%	1.35%	1.33%	1.34%	1.36%
Allowance for credit losses / nonperforming loans	470.4	496.0	552.9	1,148.2	894.6
Net charge-offs / average loans (annualized)	0.01	0.02	0.04	0.11	0.03

NONPERFORMING ASSETS
Nonaccrual loans	$6,225	$6,161	$5,592	$2,712	$3,550
Other real estate owned	15,184	14,900	—	—	—
Repossessed assets owned	331	236	234	250	—
Total nonperforming assets	$21,740	$21,297	$5,826	$2,962	$3,550

Nonaccrual loans as a percentage of total loans(1)(2)	0.28%	0.27%	0.24%	0.12%	0.15%

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.98%	0.94%	0.25%	0.13%	0.15%
Total assets	0.71	0.68	0.18	0.09	0.11

(1) Excludes outstanding balances of loans held for sale of $871,000, $874,000, $976,000, $2.5 million, and $795,000 as of June 30 and March 31, 2024 and December 31, September 30, June 30, 2023, respectively.

(2) Excludes deferred loan fees of $468,000, $685,000, $775,000, $946,000, and $1.3 million as of June 30 and March 31, 2024 and December 31, September 30, June 30, 2023, respectively.

	Quarter Ended
	2024		2023
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$1,098	$1,069	$1,123	$1,131	$1,056
Net realized loss on securities transactions	—	—	—	—	(322)
Net realized gain on sale of loans	227	272	196	218	473
Fiduciary and custodial income	657	649	624	637	630
Bank-owned life insurance income	250	251	249	267	211
Merchant and debit card fees	2,122	1,706	1,760	1,752	2,121
Loan processing fee income	136	118	116	128	142
Mortgage fee income	43	41	30	46	50
Other noninterest income	66	1,152	698	760	3,512
Total noninterest income	$4,599	$5,258	$4,796	$4,939	$7,873

NONINTEREST EXPENSE
Employee compensation and benefits	$11,723	$12,437	$12,715	$11,944	$11,939
Occupancy expenses	2,924	2,747	2,757	2,960	2,754
Legal and professional fees	841	772	954	902	985
Software and technology	1,653	1,642	1,740	1,490	1,531
Amortization	142	143	145	147	149
Director and committee fees	198	200	186	192	201
Advertising and promotions	208	169	352	288	269
ATM and debit card expense	785	609	763	803	739
Telecommunication expense	159	173	175	178	171
FDIC insurance assessment fees	365	360	321	363	522
Other noninterest expense	1,604	1,440	1,294	1,247	1,211
Total noninterest expense	$20,602	$20,692	$21,402	$20,514	$20,471

	Quarter Ended June 30,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,237,469	$35,009	6.29%	$2,363,158	$33,591	5.70%
Securities available for sale	245,309	2,267	3.72	175,447	1,205	2.75
Securities held to maturity	356,922	2,332	2.63	455,626	2,831	2.49
Nonmarketable equity securities	23,243	280	4.85	28,931	301	4.17
Interest-bearing deposits in other banks	58,341	825	5.69	62,165	806	5.20
Total interest-earning assets	2,921,284	40,713	5.61	3,085,327	38,734	5.04
Allowance for credit losses	(30,407)			(31,909)
Noninterest-earning assets	240,707			219,532
Total assets	$3,131,584			$3,272,950
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,795,958	$14,824	3.32%	$1,653,237	$9,946	2.41%
Advances from FHLB and fed funds purchased	90,055	1,207	5.39	262,088	3,349	5.13
Line of credit	—	—	—	7,352	64	3.49
Subordinated debt	44,489	511	4.62	48,192	535	4.45
Securities sold under agreements to repurchase	44,059	291	2.66	24,823	137	2.21
Total interest-bearing liabilities	1,974,561	16,833	3.43	1,995,692	14,031	2.82
Noninterest-bearing liabilities:
Noninterest-bearing deposits	818,290			948,083
Accrued interest and other liabilities	36,931			30,480
Total noninterest-bearing liabilities	855,221			978,563
Equity	301,802			298,695
Total liabilities and equity	$3,131,584			$3,272,950
Net interest rate spread(2)			2.18%			2.22%
Net interest income		$23,880			$24,703
Net interest margin(3)			3.29%			3.21%
Net interest margin, fully taxable equivalent(4)			3.26%			3.19%

(1) Includes average outstanding balances of loans held for sale of $817,000 and $1.4 million for the quarter ended June 30, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Six Months Ended June 30,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,268,323	$70,500	6.25%	$2,375,533	$65,748	5.58%
Securities available for sale	230,803	4,118	3.59	179,984	2,273	2.55
Securities held to maturity	375,158	4,865	2.61	479,063	5,881	2.48
Nonmarketable equity securities	23,840	528	4.45	28,658	720	5.07
Interest-bearing deposits in other banks	52,007	1,454	5.62	48,650	1,256	5.21
Total interest-earning assets	2,950,131	81,465	5.55	3,111,888	75,878	4.92
Allowance for credit losses	(30,643)			(31,922)
Noninterest-earning assets	235,769			218,868
Total assets	$3,155,257			$3,298,834
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,792,538	$29,283	3.29%	$1,639,003	$17,601	2.17%
Advances from FHLB and fed funds purchased	115,824	3,127	5.43	285,963	7,123	5.02
Line of credit	420	18	8.62	3,696	64	3.49
Subordinated debt	45,143	1,028	4.58	48,675	1,075	4.45
Securities sold under agreements to repurchase	42,665	542	2.55	17,937	150	1.69
Total interest-bearing liabilities	1,996,590	33,998	3.42	1,995,274	26,013	2.63
Noninterest-bearing liabilities:
Noninterest-bearing deposits	820,964			977,738
Accrued interest and other liabilities	36,201			28,706
Total noninterest-bearing liabilities	857,165			1,006,444
Equity	301,502			297,116
Total liabilities and equity	$3,155,257			$3,298,834
Net interest rate spread(2)			2.13%			2.29%
Net interest income		$47,467			$49,865
Net interest margin(3)			3.24%			3.23%
Net interest margin, fully taxable equivalent(4)			3.21%			3.22%

(1) Includes average outstanding balances of loans held for sale of $761,000 and $1.5 million for the six months ended June 30, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2024		2023
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Equity attributable to Guaranty Bancshares, Inc.	$308,043	$305,371	$303,300	$296,226	$296,862
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,206)	(1,312)	(1,418)	(1,524)	(1,633)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$274,677	$271,899	$269,722	$262,542	$263,069
Common shares outstanding(1)	11,417,270	11,534,960	11,540,644	11,554,094	11,603,167
Book value per common share	$26.98	$26.47	$26.28	$25.64	$25.58
Tangible book value per common share(1)	24.06	23.57	23.37	22.72	22.67

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	June 30, 2024
Total equity(1)	$308,570
Less: net unrealized loss on HTM securities, tax effected	(25,019)
Total equity, including net unrealized loss on AFS and HTM securities	$283,551

Net unrealized loss on AFS securities, tax effected	15,110
Net unrealized loss on HTM securities, tax effected	25,019
Net unrealized loss on AFS and HTM securities, tax effected	$40,129

Net unrealized loss on securities as % of total equity(1)	13.0%
Total equity before impact of unrealized losses	$323,680
Net unrealized loss on securities as % of total equity before impact of unrealized losses	12.4%

Total average assets	$3,131,584
Total equity to average assets	9.9%
Total equity, adjusted for tax effected net unrealized loss, to average assets	9.1%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $15.1 million.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Average interest-bearing deposits
Certificates and other time deposits	$736,394	$724,248	$556,022
Other interest-bearing deposits	1,059,564	1,064,871	1,097,215
Total average interest-bearing deposits	$1,795,958	$1,789,119	$1,653,237
Adjustments:
Noninterest-bearing deposits	818,290	823,638	948,083
Total average deposits	$2,614,248	$2,612,757	$2,601,320

Deposit-related interest expense
Certificates and other time deposits	$8,215	$7,820	$4,511
Other interest-bearing deposits	6,609	6,639	5,435
Total deposit-related interest expense	$14,824	$14,459	$9,946

Average cost of certificates and other time deposits	4.49%	4.34%	3.25%
Average cost of other interest-bearing deposits	2.51%	2.51%	1.99%
Average cost of interest-bearing deposits	3.32%	3.25%	2.41%
Average cost of total deposits	2.28	2.23	1.53

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss second quarter 2024 financial results on Monday, July 15, 2024 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through July 31, 2024 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2024, Guaranty Bancshares, Inc. had total assets of $3.1 billion, total loans of $2.2 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com